UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2007

Keystone Automotive Operations, Inc.

(Exact Name of Registrant As Specified In Charter)

Pennsylvania	333-112252	23-2950980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Tunkhannock Avenue

Exeter, Pennsylvania 18643

(Address of Principal Executive Offices, including Zip Code)

(800) 233-8321

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (e). Departure of Principal Officers; Compensatory Arrangements of Certain Officers.

The Company’s Current Report on Form 8-K filed on January 24, 2007 announced that Bryant P. Bynum resigned as the Company’s Executive Vice President and Chief Financial Officer, effective January 19, 2007.

On March 14, 2007 the Company entered into a separation agreement (“Separation Agreement”), a release agreement (“Release Agreement”) and an option agreement (“Option Agreement”) with Mr. Bynum. The terms of the Separation Agreement provide for severance payments to Mr. Bynum of (1) a lump-sum of $272,336 after the seventh day of the effective date of the agreement and (2) $108,934 (A) 50% of which is due on the second day after the Company files its Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and (B) the remainder of which shall be payable on February 28, 2008. The agreement provides for continuation of Mr. Bynum’s disability and life insurance benefits and access to COBRA health insurance coverage through February 28, 2008. The agreement also provides that Mr. Bynum’s existing stock options were terminated as of February 28, 2007 and for the issuance of new stock options pursuant to a stock option grant agreement entered into on March 14, 2007 under the Company’s existing stock option plans.

The option grant agreement provides for the issuance of 86,502 shares of options to purchase Class L common stock and 778,518 shares of Class A common stock newly issued stock options, an amount equal to 65% of Mr. Bynum’s then-existing options which were canceled pursuant to the Separation Agreement. The Release Agreement provides, among other things, that Mr. Bynum will release the Company and related parties, including affiliates, officers, shareholders and directors, from any future legal or other claims against the Company including claims under federal and state labor and discrimination laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Exeter, Pennsylvania on March 20, 2007.

Keystone Automotive Operations, Inc.
(Registrant)

By:	/s/ Edward H. Orzetti
Edward H. Orzetti
Chief Executive Officer and President

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